Exhibit 99.1

Editas Medicine Announces Chief Executive Officer Transition

Katrine Bosley to Step Down as President and CEO

Director Cynthia Collins to Serve as Interim CEO

Board of Directors Initiates Search for Permanent Successor

CAMBRIDGE, Mass., Jan. 22, 2019 – Editas Medicine, Inc. (NASDAQ: EDIT), a leading genome editing company, today announced that Katrine Bosley has decided to step down from her role as President and CEO, effective March 1, 2019. Ms. Bosley also resigned from the Company’s Board of Directors. The Board has appointed Cynthia Collins, a member of the Company’s Board, as interim Chief Executive Officer.

The Board has initiated a search process to identify a permanent CEO and has retained Heidrick & Struggles, a leading executive search firm, to assist in its efforts. Ms. Bosley will continue with the Company in an advisory capacity until the end of 2019 to facilitate a smooth transition.

“On behalf of the entire Board, I thank Katrine for her more than four years of dedicated service to Editas Medicine,” said James C. Mullen, Chairman of the Board of Directors. “Under her leadership, the Company achieved significant growth, hitting key milestones in the EDIT-101 clinical program and developing the Company’s transformative engineered cell medicines. She has helped establish Editas Medicine as a leading genome editing company with a strong foundation, well positioned to achieve its long-term goals and deliver the potential of genome editing to patients around the world.”

Mr. Mullen continued, “Editas Medicine has strong positive momentum with the potential to deliver important genome editing medicines to patients around the world. We are fortunate to have someone with Cindy’s proven leadership and significant experience with genomic medicine to take over the day-to-day leadership of Editas Medicine and advance the Company towards its EM22 goals while the CEO search is ongoing.”

Ms. Collins commented, “I’m honored to take on the role of interim CEO during this important time for the Company. I look forward to working closely with Katrine and the talented Editas Medicine team to build on the momentum of the Company’s recent successes, push the pace of innovation and accelerate our achievements for the benefit of those living with serious diseases.”

Ms. Bosley said, “The team at Editas Medicine is making the future of medicine a reality. I’m very proud of them and all they have accomplished. I know they will keep driving forward to make unprecedented medicines to help people with serious diseases, and ones that may truly change patients’ lives. It has been a privilege to be part of Editas Medicine and to help pioneer this field, and I look forward to their continued success.”

About Cynthia Collins

Cynthia Collins joined the Editas Medicine Board of Directors in December 2018. Cindy is a recognized leader in cell and gene therapy, molecular diagnostics, and life sciences tools. Most recently, Cindy served as CEO of Human Longevity Inc. Prior, she served as the CEO/GM of General Electric’s Healthcare Cell Therapy Business, Lab Businesses and Clarient Diagnostics. Cindy also served as President and CEO of GenVec, a publicly-traded vaccine and gene therapy company and before that, she served as Group Vice President, Cellular Analysis Business of Beckman Coulter with responsibility for its Hematology, Flow Cytometry, and Hemostasis businesses. Prior to Beckman Coulter, she served as President and CEO of Sequoia Pharmaceuticals, Inc., a venture-capital funded company developing antiviral drugs for HIV and HCV. Earlier in her career, Cindy served as President of Clinical Micro Sensors, Inc., a wholly-owned subsidiary of Motorola, where she directed the development and commercialization of a molecular diagnostic platform. Prior to Motorola, she spent 17 years with Baxter Healthcare in a variety of executive roles, including President of Oncology, Vice President of Strategy and Portfolio Management of BioScience, Vice President and General Manager of Cell Therapies, and Vice President of Business Development of Transfusion Therapies. She began her career with Abbott Laboratories where she spent six years in various operating roles. Cindy received her BS degree in Microbiology from the University of Illinois, Urbana and her MBA, from The University of Chicago Booth School of Business. She is a member of the board of directors for the ARM Foundation for Cell and Gene Medicine, Triumvira Immunologics,  DermTech,  Cavidi, and Biocare Medical.

About Editas Medicine

As a leading genome editing company, Editas Medicine is focused on translating the power and potential of the CRISPR/Cas9 and CRISPR/Cpf1 (also known as Cas12a) genome editing systems into a robust pipeline of treatments for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize transformative, durable, precision genomic medicines for a broad class of diseases. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  Forward-looking statements in this press release include statements regarding the Company’s EM22 goals. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of the Company’s product candidates; availability and timing of results from preclinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products and availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements.  These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future.  Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise.

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Contacts:

Media

Cristi Barnett

(617) 401-0113

cristi.barnett@editasmed.com

Investors:

Mark Mullikin

(617) 401-9083

mark.mullikin@editasmed.com